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                                                                      EXHIBIT 11



                        ITT EDUCATIONAL SERVICES, INC.
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


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


                                            YEAR ENDED DECEMBER 31,
                                --------------------------------------------
                                 1996               1995               1994
                                -------            -------           -------

Net income                      $14,851            $11,391           $ 7,162
                                =======            =======           =======

Shares:
  Weighted average number
    of shares of common
    stock outstanding            27,000             27,000            22,561
                                =======

Shares assumed issued
  (less shares assumed
  purchased for treasury)
  on stock options                  153                 52                 0
                                =======            -------           -------
Outstanding shares for
  primary earnings per
  share calculation              27,153             27,052            22,561
                                =======            =======           =======

Earnings per common
 share                          $   .55            $   .42           $   .32
                                =======            =======           =======
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